Exhibit 99.1


   MediCor Ltd. Completes Acquisition of Laboratoires Eurosilicone


    LAS VEGAS--(BUSINESS WIRE)--July 6, 2004--MediCor Ltd. (OTCBB:MDCR) announced today it has completed the previously announced acquisition of Laboratoires Eurosilicone S.A., the third largest breast implant manufacturer in the world.
    According to MediCor Chief Executive Officer, Theodore R. Maloney, "The acquisition of Eurosilicone unites the two leading families in the breast implant industry, the McGhans and the Tourniaires. This dynamic combination will forever change the landscape of the industry, immediately establishing MediCor as the third breast implant manufacturer to be positioned to compete both in the United States market and internationally." Maloney continued, "With the strategic combination of Eurosilicone's manufacturing operations and management strength with MediCor's existing breast implant product pipeline and management team, we have accomplished a key milestone in our vision for competing aggressively in the global breast implant industry."
    "The combination of our two companies allows the Eurosilicone team and the MediCor team to rise to the next level of international competition, positioning us to compete head to head with the two largest U.S. manufacturers. We look forward to becoming the preeminent supplier of breast implants worldwide," added Francois Tourniaire, Chairman of Eurosilicone.
    Eurosilicone manufactures its medical device products in Apt, France, and distributes them in approximately 70 countries throughout Europe, Asia, Mexico, Central and South America and Africa, with more than 90% of sales derived from breast implant products. Eurosilicone has approximately 20 percent of the breast implant market outside the United States, where it competes predominantly with Inamed Corporation (Nasdaq:IMDC) and Mentor Corporation (NYSE:MNT).
    Eurosilicone employs approximately 180 persons in its two ISO-certified manufacturing facilities in France, both of which have additional production capacity, thus enhancing MediCor's ability to meet increased product demand and support new product introductions.
    "The compatibility of both MediCor's and Eurosilicone's product lines and our management teams made this a smooth and efficient transition," said MediCor Chief Operating Officer, Jim J. McGhan. "The Tourniaire family has created an exceptional manufacturing operation, and we are extremely enthusiastic to work with Eurosilicone's current employees, third-party distributors and its executive management team, all of whom will continue to be an important part of our newly combined future. In particular, we are proud that Francois M. Tourniaire has agreed to continue as Eurosilicone's Chief Executive Officer in the position of President Directeur General."
    According to Executive Vice President of International Marketing and Sales, David G. Barella, "Eurosilicone's high-quality product line, combined with MediCor's proven track record and global marketing and distribution expertise, provide a unique opportunity to increase an already significant global market share. We anticipate rapidly implementing a series of sales and marketing strategies aimed at significantly increasing international sales. Concurrently, we are assessing the probability and timing of introducing Eurosilicone's products into the U.S. market."
    MediCor was founded by Chairman of the Board Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed, McGhan Medical and McGhan Limited. The company acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products. Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel. MediCor's strategy is to be the leading integrator of selected international medical device markets, technologies and corporations. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights. MediCor financed the Eurosilicone acquisition primarily through the issuance of non-convertible debt.
    Eurosilicone develops, manufactures and markets a full range of breast implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel and inflatable saline-filled breast implants, with both round and anatomical shapes, and smooth or unique micro-textured surfaces. Eurosilicone also markets a line of external breast prostheses under the Maxima brand sold by its Europrotex division, available in six different shapes and a wide range of sizes. Eurosilicone also manufactures and markets a range of other silicone implants, including tissue expanders, testicular implants, gluteus implants, calf implants, nasal implants, malar implants and chin implants.

    This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of MediCor's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
    The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk of instability in the capital markets in the U.S. and internationally; the risk that the businesses will not be integrated successfully; the risk that cost savings from acquisition transactions may not be realized or may take longer to realize than expected; disruption from transactions making it more difficult to maintain relationships with customers, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the outcome of certain regulatory, political and legal proceedings; and the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause MediCor's results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Report on Form 10-KSB, and subsequent Quarterly Reports on Form 10-QSB of MediCor filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's Internet site (http://www.sec.gov).


    CONTACT: MediCor
             Marc S. Sperberg, 702-932-4560, x308